EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Elizabeth Condra
AVP, Communications, Research, & Investor Relations
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FOURTH QUARTER & FULL YEAR 2010 RESULTS

NASHVILLE, Tenn. (February 22, 2011)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning and research solutions for the healthcare industry, announced today results for the fourth quarter and full year ended December 31, 2010.

Highlights:

Fourth Quarter

•	Revenues of $17.6 million in the fourth quarter of 2010, up 17% over the fourth quarter of 2009

•	Operating income of $1.6 million in the fourth quarter of 2010, up 29% over the fourth quarter of 2009

•	Net income of $1.2 million and earnings per share (EPS) of $0.05 per share after deducting $404,000 of income tax provision, or $0.02 per share, for the fourth quarter of 2010, compared to $10.3 million and EPS of $0.47 per share, which included the effect of a deferred income tax benefit of $9.1 million, or $0.41, per share for the fourth quarter of 2009

•	Adjusted EBITDA of $2.9 million in the fourth quarter of 2010, up 4% from $2.8 million in the fourth quarter of 2009

Full Year

•	Revenues for the year of $65.8 million, up 15% over 2009

•	Operating income of $7.1 million in 2010, up 38% over 2009

•	Net income of $4.2 million and EPS of $0.18 per share (including the effect of a deferred income tax provision of $2.9 million, or $0.13 per share) for 2010, compared to $14.0 million or $0.64 per share (which included the effect of a deferred income tax benefit of $9.1 million, or $0.42 per share) for 2009

•	Adjusted EBITDA of $12.6 million for 2010, up 15% from $10.9 million for 2009

•	2,250,000 healthcare professional subscribers fully implemented on our Internet-based learning network at December 31, 2010, up 14% from 1,974,000 at December 31, 2009

Financial Results:
Fourth Quarter 2010 Compared to Fourth Quarter 2009
Revenues for the fourth quarter of 2010 increased $2.5 million, or 17 percent, to $17.6 million, compared to $15.1 million for the fourth quarter of 2009. The Company’s revenue mix during both the fourth quarter of 2010 and 2009 was comprised of 69 percent of revenues from HealthStream Learning and 31 percent from HealthStream Research.

Revenues from HealthStream Learning increased by $1.7 million, or 17 percent, when compared to the fourth quarter of 2009. Revenues from our Internet-based subscription products increased by $2.2 million over the prior year quarter, and were comprised of revenue increases from the HealthStream Learning Center® (HLC) of $1.0 million and from courseware subscriptions of $1.1 million. Revenues from Internet-based subscription products increased 24 percent over the prior year quarter due to a higher number of subscribers and more courseware consumption by subscribers. Revenues associated with implementation, development, and consulting services decreased $319,000 from the prior year quarter, impacted primarily by lower revenues associated with fewer engagements. Additionally, revenues from other project-based activities declined $195,000 from the same quarter in the prior year.

Revenues from HealthStream Research increased by $821,000, or 17 percent, when compared to the fourth quarter of 2009. Revenues from patient surveys—a product that generates recurring revenues—increased by $767,000, or 23 percent. Revenues from surveys conducted on annual or bi-annual cycles—namely employee, physician, and community surveys—increased by $54,000, or four percent.

Cost of revenues (excluding depreciation and amortization) approximated 37 percent of revenues for the fourth quarter of 2010 compared to 36 percent for the fourth quarter of 2009. The increase in cost of revenues of $1.1 million resulted primarily from increased royalties paid by us associated with growth in courseware subscription revenues as well as an increase in costs associated with the growth in the volume of patient surveys. These increases were partially offset by lower costs associated with the decline in project-based revenues compared to the prior year quarter.

In the aggregate, all other operating expenses increased by $2.2 million, or 13 percent, over the prior year same quarter. Product development expenses increased by $307,000 compared to the prior year quarter due to the hiring of additional personnel to support our platform products as well as our portion of expenses associated with the SimVentures joint venture with Laerdal Medical, which was $135,000. Sales and marketing expenses increased $695,000 compared to the prior year quarter due to the hiring of additional sales personnel, commission expense and related travel expenses. Other general and administrative expense increased $282,000 primarily due to increased rent expense, contract labor expenses, professional fees, and other expenses. Depreciation and amortization decreased $207,000 as certain assets have become fully amortized.

Operating income for the fourth quarter of 2010 improved by 29 percent to $1.6 million compared to $1.2 million for the fourth quarter of 2009, primarily resulting from the strong revenue growth mentioned above.

Our effective income tax rate in the quarter ended December 31, 2010 was 25 percent. In the fourth quarter of 2009, the Company released substantially all of the remaining balance of its valuation allowance against its deferred tax assets in accordance with generally accepted accounting principles (“GAAP”), which resulted in a non-cash $9.1 million tax benefit in net income, or approximately $0.41 per share. Therefore, net income is not comparable between periods because of the changes in income tax accounting between 2009 and 2010and the valuation allowance maintained during the prior year.

Net income for the fourth quarter of 2010 was $1.2 million, or $0.05 per share (diluted), compared to $10.3 million, or $0.47 per share (diluted), for the fourth quarter of 2009. Net income for 2010 includes an income tax provision of $404,000, or $0.02 per share (diluted), while net income for 2009 included an income tax benefit of $9.1 million or $0.41 per share (diluted).

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) approximated $2.9 million for the fourth quarter of 2010 compared to $2.8 million for the fourth quarter of 2009. Our reconciliation of this calculation to measures under GAAP is attached in the Summary Financial Data.

Year-to-Date 2010 Compared to Year-to-Date 2009
For 2010, revenues were $65.8 million, an increase of 15 percent over revenues of $57.4 million in 2009. Operating income for 2010 improved by 38 percent to $7.1 million compared to $5.1 million for 2009. Net income for 2010 was $4.2 million, or $0.18 per share (diluted), compared to $14.0 million, or $0.64 per share (diluted), for 2009. Net income for 2010 includes an income tax provision of $2.9 million, or $0.13 per share (diluted), while net income for 2009 included an income tax benefit of $9.1 million, or $0.42 per share (diluted).

Other Financial Indicators
At December 31, 2010, the Company had cash, investments and related interest receivable of $23.6 million, compared to $21.4 million at September 30, 2010 and $12.4 million at December 31, 2009. The increase in cash resulted from favorable operating results, net of payments associated with capital expenditures. Capital expenditures and capitalized feature enhancement development totaled approximately $2.2 million for the fourth quarter of 2010, of which approximately $900,000 was associated with a build-out to accommodate the consolidation of operations of our Franklin, Tennessee office with our corporate office in Nashville, along with an expansion of our professional interviewing center in Baltimore, Maryland.

Our days sales outstanding (DSO), which we calculate by dividing the accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the quarter, approximated 58 days for both the fourth quarter of 2010 and 2009, compared to 61 days for the third quarter of 2010. The improvement in DSO compared to the third quarter of 2010 resulted from strong cash collections from our HealthStream Learning customers.

HealthStream Learning Update
HealthStream supports healthcare organizations in delivering quality patient care, creating safer hospitals, meeting regulatory training requirements, and developing professional skills through our innovative learning solutions. To this end, we provide a range of learning solutions—delivered via a software-as-a-service (SaaS) model—that include: the HLC—our Internet-based learning platform, a wide range of professional, clinical, and regulatory courseware subscriptions, an online authoring/self-publishing tool, and learning activities for healthcare professionals sponsored by pharmaceutical and medical device companies.

At December 31, 2010, approximately 2,250,000 healthcare professionals were fully implemented to use our Internet-based HLC for training and education. Revenue recognition commences when a contract is fully implemented. This number is up from approximately 1,974,000 at December 31, 2009. The total number of contracted subscribers at December 31, 2010 was approximately 2,450,000 up from 2,073,000 at December, 2009. “Contracted subscribers” include both those already implemented (2,250,000) and those in the process of implementation (200,000).

Customers representing approximately 99 percent of subscribers that were up for renewal did renew in the fourth quarter of 2010, while our renewal rate based on the annual contract value up for renewal was approximately 90 percent. Our renewal rates reflect the addition of subscribers compared to previously contracted amounts combined with any pricing adjustments that may occur at renewal. The renewal rates for the fourth quarter of 2010 compare to a subscriber renewal rate of 99 percent and an annual contract value renewal rate of 109 percent during the fourth quarter of 2009. As previously reported in our second quarter 2010 earnings release, our largest customer (based on number of subscribers) chose to renew with HealthStream in a multi-year agreement in advance of the expiration of their prior agreement. While the fees associated with the renewal became effective upon signing of the new agreement, the impact on our renewal rates is calculated in our fourth quarter 2010 metrics, which is consistent with our practice of calculating renewal rates based on the period in which accounts are up for renewal. For the full year 2010, approximately 100 percent of subscribers renewed, and the annual contract value renewal rate was 101 percent.

In January of 2011, HealthStream and Laerdal Medical announced—through their joint venture, SimVentures—the global launch of SimCenter™, an innovative simulation management platform designed specifically for healthcare institutions to manage their simulation initiatives. The use of simulations allows a healthcare professional to practice critical lifesaving skills in a risk-free environment, and thereby improves provider efficacy and competence in actual patient care. As a fully integrated system of software, SimCenter will include SimStore™, an application where healthcare providers and educators will be able to sample and purchase simulation scenarios to use in their simulation training activities—beginning in April 2011. Simulation scenarios from a network of prestigious simulation centers, worldwide, will be offered in annual and multi-year license agreements and will be exclusively available from SimStore. Going forward, SimCenter results will be included in our HealthStream Learning results.

HealthStream Research Update

We support healthcare organizations with research solutions that provide valuable insight about patients’ experiences, workforce engagement, physician relations, and community perceptions of hospital services. This insight, in turn, provides data-driven roadmaps for organizational and workforce development—which can be achieved through HealthStream’s learning solutions. Our primary research solutions include physician, employee, patient, and community surveys that deliver insight, analysis, and industry benchmarks to healthcare organizations.

During the fourth quarter of 2010, HealthStream Research added several new healthcare organization customers, including Baptist Health Care, St. Dominic-Jackson Memorial Hospital, Gritman Medical Center, Cass County Memorial Hospital, and Decatur General Hospital. Among our existing research customers, 30 renewed their contracts in the fourth quarter for multiple survey products, while 58 chose to contract for more research services to add to their current services received from HealthStream Research.

Financial Outlook for 2011
The Company anticipates that consolidated revenues for the full year 2011 will grow by 15 percent to 19 percent when compared to the full year 2010. We anticipate revenue growth in the Learning segment to be in the 16 percent to 20 percent range and the Research segment’s revenue to increase by approximately 13 percent to 17 percent.

We anticipate that operating expenses will grow between 15 percent and 19 percent when compared to the Company’s full year 2010 levels. These categories include cost of revenues, product development, sales and marketing, depreciation and amortization, and other general and administrative expense.

We expect that operating income will increase between 15 percent and 19 percent for the full year of 2011 versus our 2010 results.

We expect our effective book income tax rate for 2011 to be between 41 percent and 42 percent. Actual tax payments will be substantially less than our income tax provision as we continue to utilize our federal and state net operating loss carry-forwards of approximately $25 million and $20 million, respectively, to offset taxable income.

We expect that capital expenditures, including hardware, software and capitalized software development for new features, enhancements, content development, and additional office space will be approximately $6.0 million during the full year of 2011.

“2010 has been a year of significant progress,” said Robert A. Frist, Jr., chief executive officer of HealthStream. “Compared to the prior year, operating income increased 38 percent, while top-line revenues increased 15 percent. Moreover, we contracted 377,000 new subscribers to our learning platform in 2010, which is a 50 percent increase over 2009. Going forward, we are well capitalized for growing the Company with a cash and investments balance of $23.6 million, an untapped line of credit of $15 million, and no long-term debt. I look forward to reporting continued progress throughout 2011 as we execute our business strategy and strive to deliver superior results for all of our stakeholders.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, associate vice president of communications, research, and investor relations will be held on Wednesday, February 23, 2011 at 9:00 a.m. (EST). To listen to the conference, please dial 877-647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 800-642-1687 (conference ID #45117725) for U.S. and Canadian callers and 706-645-9291 (conference ID #45117725) for international callers.

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of research and learning solutions for the healthcare industry, transforming insight into action to deliver outcomes-based results for healthcare organizations. Through HealthStream’s learning solutions—which have been contracted by approximately 2.45 million hospital-based healthcare professionals—healthcare organizations create safer environments for patients, increase clinical competencies of their workforces, and facilitate the rapid transfer of the latest knowledge and technologies. Through our research products, executives from healthcare organizations gain valuable insight about patients’ experiences, workforce challenges, physician relations, and community perceptions of their services. Based in Nashville, Tennessee, HealthStream has an additional office in Baltimore, Maryland. For more information about HealthStream’s learning and research solutions, visit www.healthstream.com or call us at 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues	$17,640	$15,090	$65,754	$57,398
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	6,548	5,440	24,191	21,344
Product development	1,990	1,683	6,989	6,285
Sales and marketing	3,685	2,990	13,053	10,930
Depreciation and amortization	1,111	1,318	4,880	5,139
Other general and administrative	2,696	2,414	9,581	8,578

Total operating expenses	16,030	13,845	58,694	52,276
Operating income	1,610	1,245	7,060	5,122
Other expense	(2)	(3)	(21)	(15)

Income before income taxes	1,608	1,242	7,039	5,107
Income tax provision (benefit)	404	(9,102)	2,884	(8,865)

Net income	$1,204	$10,344	$4,155	$13,972

Net income per share:
Net income per share, basic	$0.06	$0.48	$0.19	$0.65

Net income per share, diluted	$0.05	$0.47	$0.18	$0.64

Weighted average shares outstanding:
Basic	21,790	21,601	21,767	21,458

Diluted	22,878	21,227	22,488	21,838

Summary Financial Data — Continued
(In thousands, except per share data)

Income before interest, taxes, share-based compensation, depreciation and amortization, or adjusted EBITDA(1):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net income	$1,204	$10,344	$4,155	$13,972
Interest income	(7)	(3)	(19)	(23)
Interest expense	10	9	41	41
Income taxes	404	(9,102)	2,884	(8,865)
Share-based compensation expense	165	206	664	661
Depreciation and amortization	1,111	1,318	4,880	5,139

Income before interest, taxes, share-based compensation, depreciation and amortization	$2,887	$2,772	$12,605	$10,925

(1)	In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

HealthStream, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2010	2009(1)
ASSETS
Current assets:
Cash and related interest receivable	$18,004	$12,354
Investments in marketable securities	5,703	—
Accounts and unbilled receivables, net (2)	12,383	11,216
Prepaid and other current assets	4,744	3,490
Deferred tax assets, current	3,437	2,831

Total current assets	44,271	29,891
Capitalized software feature enhancements, net	4,333	4,182
Property and equipment, net	3,825	2,934
Goodwill and intangible assets, net	23,991	24,938
Deferred tax assets, non current	5,347	8,626
Other assets	244	431

Total assets	$82,011	$71,002

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$8,002	$6,627
Deferred revenue	16,740	12,234
Current portion of long-term debt and capital lease obligations	4	316

Total current liabilities	24,746	19,177
Other long-term liabilities	474	—
Long-term debt and capital lease obligations, net of current portion	—	4

Total liabilities	25,220	19,181
Shareholders’ equity:
Common stock	97,227	96,407
Comprehensive income (loss)	(5)	—
Accumulated deficit	(40,431)	(44,586)

Total shareholders’ equity	56,791	51,821

Total liabilities and shareholders’ equity	$82,011	$71,002

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2009.

(2)	Includes unbilled receivables of $1,314 and $1,638 and other receivables of $14 and $3 at December 31, 2010 and 2009, respectively.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2011 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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